UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2007

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

On May 11, 2007, Casino One Corporation, a Mississippi corporation and a wholly owned subsidiary of Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), entered into a Guaranteed Maximum Price agreement (the “GMP Agreement”) with McCarthy Building Companies, Inc. (“McCarthy”). The GMP Agreement set up certain construction parameters for the Company’s St. Louis City casino hotel project, within its Lumiere Place project. Among other things, the GMP Agreement established that McCarthy would complete the construction of the casino hotel for a maximum price of approximately $340 million and that the project would be substantially complete, as defined in the GMP Agreement, by March 20, 2008. The GMP Agreement also established several interim substantial completion dates upon which certain aspects of the project are scheduled to be completed and liquidated damages provisions in the case that McCarthy is not able to fulfill their completion obligations.

The maximum price set by the GMP Agreement is a portion of the total budget of Lumiere Place, which total budget includes items separate from those covered in the GMP Agreement such as pre-opening and development costs, furniture, fixtures and other equipment, gaming equipment, consulting fees and information technology. As previously disclosed in the Company’s prior reports, the total anticipated investment for the Lumiere Place project will be as much as $495 million.

McCarthy has already begun construction and has completed a substantial portion of the casino hotel project. As of May 11, 2007, the Company has paid McCarthy approximately $143.5 million of the approximate $340 million maximum price for work already completed.

The foregoing description of the GMP Agreement does not purport to be complete and is qualified in its entirety by reference to the GMP Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
Exhibit 10.1	Guaranteed Maximum Price Agreement between Casino One Corporation and McCarthy Building Companies, Inc. dated as of May 11, 2007.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: May 17, 2007	By:	/s/ STEPHEN H. CAPP
Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Guaranteed Maximum Price Agreement between Casino One Corporation and McCarthy Building Companies, Inc. dated as of May 11, 2007.